Exhibit 4.3

SECOND AMENDMENT TO SENIOR SECURED NOTE DUE 2022

This SECOND AMENDMENT TO SENIOR SECURED NOTE DUE 2022 (this “Amendment”) is made and entered into as of February 8, 2021, by and between Mohawk Group Holdings, Inc., a Delaware corporation (the “Company”), and High Trail Investments SA LLC (the “Holder”).

RECITALS

WHEREAS, the Company has issued that certain Senior Secured Note due 2022 (the “Note”) to the Holder pursuant to that certain Securities Purchase Agreement, dated as of November 30, 2020, by and among the Company and the investors on the Schedule of Buyers attached thereto (the “Securities Purchase Agreement”) (as the same may be amended from time to time);

WHEREAS, the Company and the Holder previously amended certain provisions of the Note pursuant to that certain Amendment to Senior Secured Note due 2022 and Securities Purchase Agreement, dated February 2, 2021;

WHEREAS, the Company and the Holder desire to further amend certain provisions of the Note;

WHEREAS, pursuant to Section 18 of the Note, the Note may be amended with the written consent of the Company and the Required Holders (as defined in the Securities Purchase Agreement); and

WHEREAS, as of the date hereof, the Holder constitutes the Required Holders (as defined in the Securities Purchase Agreement).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENT OF NOTE

1.1. Section 7(B) of the Note. Section 7(B) of the Note is hereby amended and restated in its entirety to read as follows:

“(B) Stock Exchange Limitations. Notwithstanding anything to the contrary in this Note, until the Company obtains a stockholder approval contemplated by Nasdaq Listing Standard Rule 5635(a) and/or 5635(d) with respect to the issuance of shares of Common Stock pursuant to this Note in excess of the limitations imposed by such rules, in no event may any shares of Common Stock be issued pursuant to this Note. If any one or more shares of Common Stock are not delivered as a result of the operation of the preceding sentence (such shares, the “Withheld Shares”), then (1) on the date such shares of Common Stock are issuable hereunder (after giving effect to any limitations imposed under Section 7(A)), the Company will pay to the Holder, in addition to the Event of Default Acceleration Amount then due and unpaid, cash in an amount equal to the product of (x) the number of such Withheld Shares; and (y) the Daily VWAP per share of Common Stock on such Event of Default Stock Payment Date; and (2) to the extent the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in settlement of a sale by the Holder of such Withheld Shares, the Company will reimburse the Holder for (x) any brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection with such purchases and (y) the excess, if any, of (A) the aggregate purchase price of such purchases over (B) the product of (I) the number of such Withheld Shares purchased by the Holder; and (II) the Daily VWAP per share of Common Stock on such date.”

ARTICLE II

MISCELLANEOUS

2.1. Rule 144 Holding Period. The Company and the Holder acknowledge and agree that, as set forth in the Securities Purchase Agreement, the Note will continue to have a holding period under Rule 144 promulgated under the Securities Act that will be deemed to have commenced as of December 1, 2020.

2.2. Disclosure of Amendment. No later than 9:30 a.m., New York time, on February 9, 2021, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Amendment in the form required by the U.S. Securities Exchange Act of 1934, as amended, and attaching the form of this Amendment (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, nonpublic information (if any) provided to the Holder by the Company or any of its subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Securities Purchase Agreement, this Amendment or the Transaction Documents (as defined in the Securities Purchase Agreement).

2.3. Consents. The Company hereby covenants to obtain all necessary consents from holders of the Company’s other outstanding Indebtedness to permit entry into this Amendment without causing an “Event of Default” under such Indebtedness prior to the termination of any applicable cure periods in such Indebtedness.

2.4. Captions. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Except as otherwise indicated, all references in this Amendment to “Sections” are intended to refer to the Sections or Articles of the Note.

2.5. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Securities Purchase Agreement.

2.6. No Other Amendment. Except for the matters expressly set forth in this Amendment, all other terms of the Note are hereby ratified and shall remain unchanged and in full force and effect.

2.7. Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

2.8. Electronic and Facsimile Signatures. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) of this Agreement shall have the same validity and effect as a signature affixed by the party’s hand.

[Signature Pages Follow]

The parties hereto have executed this Amendment to Senior Convertible Note due 2022 as of the date first written above.

COMPANY:
MOHAWK GROUP HOLDINGS, INC.
By:	/s/ Yaniv Sarig
Name: Yaniv Sarig
Title: Chief Executive Officer

[SIGNATURE PAGE TO SECOND AMENDMENT TO SENIOR CONVERTIBLE NOTE DUE 2022]

The parties hereto have executed this Amendment to Senior Convertible Note due 2022 as of the date first written above.

REQUIRED HOLDER: HIGH TRAIL INVESTMENTS SA LLC
By:	/s/ Eric Helenek
Name: Eric Helenek
Title: Authorized Signatory

[SIGNATURE PAGE TO SECOND AMENDMENT TO SENIOR CONVERTIBLE NOTE DUE 2022]